Exhibit 99.1

Teladoc Health Reports Fourth-Quarter and Full-Year 2020 Results

Q4 revenue grows 145% year-over-year to $383.3 million and total visits increase 139% to 3.0 million

Full year revenue grows 98% year-over-year to $1,094.0 million and total visits increase 156% to 10.6 million

Issues 2021 first-quarter and full-year guidance

PURCHASE, NY, February 24, 2021— Teladoc Health, Inc. (NYSE: TDOC), the global leader in whole-person virtual care, today reported strong financial results for the fourth quarter and full year ended December 31, 2020.

“As virtual care shifted to become a consumer expectation in 2020, Teladoc Health not only met the rapidly growing demand, but we transformed our company to define a new category of whole-person virtual care,” said Jason Gorevic, chief executive officer of Teladoc Health. “By accelerating our mission to transform the health care experience, we exceeded our fourth-quarter and full-year 2020 expectations and see strong momentum across our global business in 2021 as the market embraces the breadth and depth of our unique capabilities.”

Financial Highlights for the Fourth Quarter and Full Year Ended December 31, 2020

Revenue
($ thousands, unaudited)
	Quarter Ended		Year over Year	Year Ended		Year over Year
	December 31,		Growth	December 31,		Growth
	2020	2019		2020	2019
Access Fees Revenue
U.S.	$282,826	$98,052	188%	$737,408	$356,656	107%
International	33,131	28,924	15%	124,392	106,640	17%
Total	315,957	126,976	149%	861,800	463,296	86%

Visit Fee Revenue
U.S.	53,149	29,222	82%	206,093	88,669	132%
International	113	291	(61)%	818	1,342	(39)%
Total	53,262	29,513	80%	206,911	90,011	130%

Other
U.S.	13,589	0	N/M	23,888	0	N/M
International	513	0	N/M	1,363	0	N/M
Total	14,102	0	N/M	25,251	0	N/M

Total Revenue	$383,321	$156,489	145%	$1,093,962	$553,307	98%

N/M – Not meaningful

Membership and Visit Fee Only Access
(millions)
	December 31,		Growth
	2020	2019
U.S. Paid Membership	51.8	36.7	41%

U.S. Visit Fee Only Access	21.3	19.3	10%

Chronic Care Enrollment	0.6	—	N/M

Visits
(thousands)
	Quarter Ended		Year over Year		Year Ended		Year over Year
	December 31,		Growth		December 31,		Growth
	2020	2019			2020	2019
U.S. Visits	2,515	975	158%		8,820	3,104	184%
International Visits	440	264	67%		1,771	1,034	71%
Total Visits	2,955	1,239	139%		10,591	4,138	156%

Utilization	17.7%	9.5%	826	pt	16.0%	9.3%	664	pt

Platform-Enabled Sessions*	1,089	—	N/M		2,076	—	N/M

Total Visits & Sessions Provided & Enabled	4,044	1,239	226%		12,667	4,138	206%

* Platform-Enabled Session is a unique instance in which our licensed software platform has facilitated a virtual voice or video encounter between a care provider and our client’s patient, or between care providers. We believe platform-enabled sessions are an indicator of the value our clients derive from the platform they license from us in order to facilitate virtual care.

●	Net loss was $(394.0) million for the fourth quarter 2020 compared to $(19.0) million for the fourth quarter 2019. Net loss was $(485.1) million for the full year 2020 compared to $(98.9) million for the full year 2019. The fourth quarter and full year 2020 includes $57.6 million and $88.2 million, respectively, of acquisition and integration related costs as well as $331.7 million of accelerated stock-based awards expense related to the merger with Livongo. Net loss for the fourth quarter and full year 2020 also includes $54.7 million of stock-based compensation related to Livongo stock awards that continue to vest after the merger. Net loss also includes an income tax benefit of $85.5 million for the fourth quarter 2020 and $90.9 million for the full year 2020.
●	Net loss per basic and diluted share was $(3.07) for the fourth quarter 2020 compared to $(0.26) for the fourth quarter 2019. Net loss per basic and diluted share was $(5.36) for the full year 2020 compared to $(1.38) for the full year 2019. The fourth quarter and full year 2020 includes $0.45 and $0.97 per share, respectively, of acquisition and integration related costs as well as $2.59 and $3.66 per share, respectively, of accelerated stock-based awards expense related to the merger with Livongo. Net loss per basic and diluted share for the fourth quarter and full year 2020 also includes $0.43 and $0.60 per share, respectively, of stock-based compensation related to Livongo stock awards that continue to vest after the merger. Net loss per basic and diluted share for the fourth quarter and full year 2020 also includes an income tax benefit of $0.67 and $1.00 per share, respectively.

●	GAAP Gross margin, which includes depreciation and amortization, was 67.2 percent for the fourth quarter 2020 and 63.8 percent for the fourth quarter 2019. GAAP Gross margin which includes depreciation and amortization, was 63.1 percent for the full year 2020 and 65.8 percent for the full year 2019.
●	Adjusted Gross margin was 67.9 percent for the fourth quarter 2020 compared to 64.6 percent for the fourth quarter 2019. Adjusted Gross margin was 64.3 percent for the full year 2020 compared to 66.7 percent for the full year 2019.
●	EBITDA was a loss of $(421.5) million for the fourth quarter 2020 compared to a loss of $(5.7) million for the fourth quarter 2019. EBITDA for the fourth quarter 2020 includes $57.6 million of acquisition and integration related costs as well as $331.7 million of accelerated stock-based awards expense related to the merger with Livongo. EBITDA was a loss of $(436.9) million for the full year 2020 compared to a loss of $(41.5) million for the full year 2019. EBITDA for the full year 2020 includes $88.2 million of acquisition and integration related costs as well as $331.7 million of accelerated stock-based awards expense related to the merger with Livongo. EBITDA for the fourth quarter and full year 2020 also includes $54.7 million of stock-based compensation related to Livongo stock awards that continue to vest after the merger.
●	Adjusted EBITDA was $50.4 million for the fourth quarter 2020 compared to $15.2 million for the fourth quarter 2019. Adjusted EBITDA was $126.8 million for the full year 2020 compared to $31.8 million for the full year 2019. Adjusted EBITDA was higher by $5.4 million in the fourth quarter and full year 2020, primarily related to lower expenses on Livongo devices as a result of the merger.

A reconciliation of generally accepted accounting principles (“GAAP”) in the United States to non-GAAP results has been provided in this press release in the accompanying tables. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures”.

Financial Outlook

Teladoc Health provides guidance based on current market conditions and expectations. Given the uncertainty of the expected path of the COVID-19 pandemic as well as the broader economic impact, our updated guidance is based on what we know today. As this is an evolving situation, circumstances are likely to change, but we believe our guidance ranges provide a reasonable baseline for 2021 financial performance.

For the first-quarter 2021, we expect:

●	Total revenue to be in the range of $445 million to $455 million.
●	EBITDA to be in the range of $(46) million to $(43) million.
●	Adjusted EBITDA to be in the range of $45 million to $48 million, including an estimated $7 million in lower expenses primarily related to Livongo devices as a result of the merger.
●	Total U.S. paid membership to be in the range of 51 million to 52 million members and visit fee only access to be available to 22 to 23 million individuals, including 2 to 3 million individuals on a temporary basis.
●	Total visits to be between 2.9 million and 3.1 million.

For the full-year 2021, we expect:

●	Total revenue to be in the range of $1.95 billion to $2.0 billion.
●	EBITDA to be in the range of $(110) million to $(90) million.
●	Adjusted EBITDA to be in the range of $255 million to $275 million, including an estimated $20 million in lower expenses primarily related to Livongo devices as a result of the merger.
●	Total U.S. paid membership to be in the range of 52 million to 54 million members and visit fee only access to be available to 22 to 23 million individuals, including 2 to 3 million individuals on a temporary basis.
●	Total visits to be between 12 million to 13 million.

Quarterly Conference Call

The fourth quarter and full year 2020 earnings conference call and webcast will be held Wednesday, February 24, 2021 at 4:30 p.m. E.T. The conference call can be accessed by dialing 1-833-968-2101 for U.S. participants, or 1-236-714-2089 for international participants, and referencing Conference ID Number: 1127504; or via a live audio webcast available online at http://ir.teladoc.com/news-and-events/events-and-presentations/. A webcast replay will be available for on-demand listening shortly after the completion of the call at the same web link, and will remain available for approximately 90 days.

About Teladoc Health

Teladoc Health empowers all people everywhere to live their healthiest lives by transforming the healthcare experience. As the world leader in whole-person virtual care, Teladoc Health uses proprietary health signals and personalized interactions to drive better health outcomes across the full continuum of care, at every stage in a person’s health journey. Ranked best in KLAS for Virtual Care Platforms in 2020, Teladoc Health leverages more than a decade of expertise and data-driven insights to meet the growing virtual care needs of consumers and healthcare professionals. For more information, please visit www.teladochealth.com or follow @TeladocHealth on Twitter.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “believe,” “project,” “estimate,” “expect,” “may,” “should,” “will” and similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding future revenues, future earnings, future numbers of members or clients, litigation outcomes, regulatory developments, market developments, new products and growth strategies, and the effects of any of the foregoing on our future results of operations or financial condition.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: (i) changes in laws and regulations applicable to our business model; (ii) changes in market conditions and receptivity to our services and offerings; (iii) results of litigation; (iv) the loss of one or more key clients; and (v) changes to our abilities to recruit and retain qualified providers into our network; and (vi) the impact of the COVID-19 pandemic on our operations, demand for our services and general economic conditions, as well as orders, directives and legislative action by local, state, federal and foreign governments in response to the spread of COVID-19. For a detailed discussion of the risk factors that could affect our actual results, please refer to the risk factors identified in our SEC reports, including, but not limited to our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as filed with the SEC.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data, unaudited)

	December 31,	December 31,
	2020	2019

Assets
Current assets:
Cash and cash equivalents	$733,324	$514,353
Short-term investments	53,245	2,711
Accounts receivable, net of allowance of $6,412 and $3,787, respectively	169,281	56,948
Inventories	56,498	0
Prepaid expenses and other current assets	47,259	13,990
Total current assets	1,059,607	588,002
Property and equipment, net	28,551	10,296
Goodwill	14,581,255	746,079
Intangible assets, net	2,020,864	225,453
Operating lease - right-of-use assets	46,647	26,452
Other assets	18,357	6,545
Total assets	$17,755,281	$1,602,827
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$46,030	$9,075
Accrued expenses and other current liabilities	83,657	34,440
Accrued compensation	94,593	34,201
Deferred revenue-current	52,356	12,465
Advances from financing companies	13,453	0
Current portion of long-term debt	42,560	0
Total current liabilities	332,649	90,181
Other liabilities	1,616	9,239
Operating lease liabilities, net of current portion	43,142	24,994
Deferred revenue, net of current portion	2,449	2,300
Advances from financing companies, net of current portion	9,926	0
Deferred taxes	102,103	21,678
Convertible senior notes, net	1,379,592	440,410
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value; 300,000,000 shares and 150,000,000 shares authorized as of December 31, 2020 and December 31, 2019, respectively; 150,281,099 shares and 72,761,941 shares issued and outstanding as of December 31, 2020 and December 31, 2019, respectively	150	73
Additional paid-in capital	16,857,797	1,538,716
Accumulated deficit	(992,661)	(507,525)
Accumulated other comprehensive loss	18,518	(17,239)
Total stockholders’ equity	15,883,804	1,014,025
Total liabilities and stockholders’ equity	$17,755,281	$1,602,827

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data, unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Revenue	$383,321	$156,489	$1,093,962	$553,307
Expenses:
Cost of revenue (exclusive of depreciation and amortization, which is shown separately below)	122,942	55,355	390,829	184,465
Operating expenses:
Advertising and marketing	93,751	25,356	226,146	109,697
Sales	93,942	16,751	154,052	64,915
Technology and development	92,697	16,246	164,941	64,644
Legal and regulatory	2,610	1,523	8,876	6,762
Acquisition and integration related costs	57,550	2,477	88,236	6,620
General and administrative	341,375	44,482	497,808	157,694
Depreciation and amortization	36,960	9,887	69,495	38,952
Total expenses	841,827	172,077	1,600,383	633,749
Loss from operations	(458,506)	(15,588)	(506,421)	(80,442)
Loss on extinguishment of debt	99	0	9,077	0
Interest expense, net	20,819	7,581	60,495	29,013
Net loss before taxes	(479,424)	(23,169)	(575,993)	(109,455)
Income tax benefit	(85,457)	(4,125)	(90,857)	(10,591)
Net loss	$(393,967)	$(19,044)	$(485,136)	$(98,864)

Net loss per share, basic and diluted	$(3.07)	$(0.26)	$(5.36)	$(1.38)

Weighted-average shares used to compute basic and diluted net loss per share	128,298,005	72,564,855	90,509,229	71,844,535

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands, unaudited)

	Year Ended December 31,
	2020	2019
Cash flows (used in) provided by operating activities:
Net loss	$(485,136)	$(98,864)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	69,495	38,952
Depreciation of rental equipment	1,697	0
Amortization of right-of-use assets	6,895	6,000
Allowance for doubtful accounts	5,284	2,665
Stock-based compensation	475,531	66,702
Deferred income taxes	(90,158)	(10,868)
Accretion of interest	45,296	25,438
Loss on extinguishment of debt	9,077	0
Change in fair value of contingent consideration	(1,009)	1,248
Changes in operating assets and liabilities:
Accounts receivable	(21,091)	(15,884)
Prepaid expenses and other current assets	(12,565)	(2,685)
Inventory	(24,732)	0
Other assets	(8,135)	(105)
Accounts payable	(87,995)	905
Accrued expenses and other current liabilities	20,125	10,026
Accrued compensation	34,819	4,546
Deferred Revenue	17,751	4,815
Operating lease liabilities	(6,300)	(2,417)
Other liabilities	(2,360)	(605)
Net cash (used in) provided by operating activities	(53,511)	29,869
Cash flows (used in) provided by investing activities:
Capital expenditures	(4,024)	(3,510)
Capitalized software development costs	(22,018)	(7,390)
Proceeds from marketable securities	2,496	52,100
Investment in securities	0	(5,000)
Acquisitions of business, net of cash acquired	(567,429)	(11,187)
Net cash (used in) provided by investing activities	(590,975)	25,013
Cash flows provided by financing activities:
Net proceeds from the exercise of stock options	54,314	33,283
Proceeds from issuance of 2027 Notes	1,000,000	0
Payment of issuance costs of 2027 Notes	(24,070)	0
Repurchase of 2022 Notes	(228,153)	0
Proceeds from the sale of capped call related to the Livongo Notes	91,659	0
Proceeds from advances from financing companies	6,002	0
Payment from customers against advances from financing companies	(8,635)	0
Payment of assumed indebtedness	(10,000)	0
Proceeds from employee stock purchase plan	4,722	3,380
Cash paid for withholding taxes on stock-based compensation, net	(26,703)	(1,569)
Net cash provided by financing activities	859,136	35,094
Net increase in cash and cash equivalents	214,650	89,976
Foreign exchange difference	4,321	388
Cash and cash equivalents at beginning of the period	514,353	423,989
Cash and cash equivalents at end of the period	$733,324	$514,353

Income taxes paid	$1,324	$1,310

Interest paid	$14,890	$12,224

Non-GAAP Financial Measures:

To supplement our financial information presented in accordance with GAAP, we use adjusted gross profit, adjusted gross margin, EBITDA and adjusted EBITDA, which are non-GAAP financial measures to clarify and enhance an understanding of past performance. We believe that the presentation of these financial measures enhances an investor’s understanding of our financial performance. We further believe that these financial measures are useful financial metrics to assess our operating performance from period-to-period by excluding certain items that we believe are not representative of our core business. We use certain financial measures for business planning purposes and in measuring our performance relative to that of our competitors. We utilize adjusted EBITDA as the primary measure of our performance.

Adjusted gross profit is our total revenue minus our total cost of revenue (exclusive of depreciation and amortization, which is shown separately) and adjusted gross margin is adjusted gross profit as a percentage of our total revenue. We believe that these measures provide investors meaningful information to understand our results of operations and the ability to analyze financial and business trends on a period-to-period basis.

EBITDA consists of net loss before interest, foreign exchange gain or loss, taxes, depreciation, amortization and loss on extinguishment of debt. We believe that making such adjustment provides investors meaningful information to understand our results of operations and the ability to analyze financial and business trends on a period-to-period basis. For presentation purposes, foreign exchange gain or loss is included in interest expense, net in our consolidated statement of operations.

Adjusted EBITDA consists of net loss before interest, foreign exchange gain or loss, taxes, depreciation, amortization, stock-based compensation, loss on extinguishment of debt and acquisition and integration related costs. We believe that making such adjustment provides investors meaningful information to understand our results of operations and the ability to analyze financial and business trends on a period-to-period basis.

We believe the above financial measures are commonly used by investors to evaluate our performance and that of our competitors. However, our use of the term adjusted gross profit, adjusted gross margin, EBITDA and adjusted EBITDA may vary from that of others in our industry. None of adjusted gross profit, adjusted gross margin, EBITDA nor adjusted EBITDA should be considered as an alternative to net loss before taxes, net loss, loss per share or any other performance measures derived in accordance with GAAP as measures of performance.

Adjusted gross profit, adjusted gross margin, EBITDA and adjusted EBITDA have important limitations as analytical tools and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

●	Adjusted gross margin has been and will continue to be affected by a number of factors, including the fees we charge our clients, the number of visits and cases we complete, the costs paid to providers and medical experts, as well as the costs of our provider network operations center;
●	Adjusted gross margin does not reflect the significant depreciation and amortization to cost of revenue;
●	EBITDA and adjusted EBITDA do not reflect the significant interest expense on our debt;
●	EBITDA and adjusted EBITDA eliminate the impact of income taxes on our results of operations;

●	EBITDA and Adjusted EBITDA do not reflect the loss on extinguishment of debt;
●	Adjusted EBITDA does not reflect the significant acquisition and integration related costs related to mergers and acquisitions;
●	Adjusted EBITDA does not reflect the significant non-cash stock compensation expense which should be viewed as a component of recurring operating costs; and
●	other companies in our industry may calculate adjusted gross profit, adjusted gross margin, EBITDA and adjusted EBITDA differently than we do, limiting the usefulness of adjusted these measures as comparative measures.

In addition, although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted gross profit, adjusted gross margin, EBITDA and adjusted EBITDA do not reflect any expenditures for such replacements.

We compensate for these limitations by using adjusted gross profit, adjusted gross margin, EBITDA and adjusted EBITDA along with other comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance. Such GAAP measurements include net loss, net loss per share and other performance measures.

In evaluating these financial measures, you should be aware that in the future we may incur expenses similar to those eliminated in this presentation. Our presentation of adjusted gross profit, adjusted gross margin, EBITDA and adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

We have not reconciled EBITDA or adjusted EBITDA guidance to GAAP net income (loss) because we do not provide guidance on GAAP net income (loss) or the reconciling items between EBITDA and adjusted EBITDA and GAAP net income (loss) as a result of the uncertainty regarding, and the potential variability of, certain of these items, the effect of which may be significant. Accordingly, a reconciliation of the non-GAAP financial measure guidance to the corresponding GAAP measure is not available without unreasonable effort.

The following is a reconciliation of gross profit and gross margin, the most directly comparable GAAP financial measures, to adjusted gross profit and adjusted gross margin, respectively:

Reconciliation of GAAP Gross Profit to Adjusted Gross Profit and Adjusted Gross Margin

(In thousands, unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Revenue	$383,321	$156,489	$1,093,962	$553,307
Cost of revenue (exclusive of depreciation and amortization, which is shown separately below)	(122,942)	(55,355)	(390,829)	(184,465)
Depreciation and amortization of intangible assets	(2,846)	(1,301)	(12,394)	(4,580)
Gross Profit	257,533	99,833	690,739	364,262
Depreciation and amortization of intangible assets	2,846	1,301	12,394	4,580
Adjusted gross profit	$260,379	$101,134	$703,133	$368,842

Gross margin	67.2%	63.8%	63.1%	65.8%
Adjusted gross margin	67.9%	64.6%	64.3%	66.7%

The following is a reconciliation of Net Loss, the most directly comparable GAAP financial measure, to EBITDA and Adjusted EBITDA:

Reconciliation of GAAP Net Loss to EBITDA and Adjusted EBITDA

(In thousands, unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Net loss	$(393,967)	$(19,044)	$(485,136)	$(98,864)
Add:
Loss on extinguishment of debt	99	0	9,077	0
Interest expense, net	20,819	7,581	60,495	29,013
Income tax benefit	(85,457)	(4,125)	(90,857)	(10,591)
Depreciation expense	1,783	682	4,766	3,382
Amortization expense	35,177	9,205	64,729	35,570
EBITDA	(421,546)	(5,701)	(436,926)	(41,490)
Stock-based compensation	414,380	18,457	475,531	66,702
Acquisition and integration related costs	57,550	2,477	88,236	6,620
Adjusted EBITDA	$50,384	$15,233	$126,841	$31,832

Investors:
Patrick Feeley

914-265-7925

pfeeley@teladochealth.com

Media:

Chris Stenrud

860-491-8821

pr@teladochealth.com